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                                                                       Exhibit 9

                       DATA PROCESSING SERVICES AGREEMENT
                                     BETWEEN
                         GRADISON & COMPANY INCORPORATED
                                       AND
                            GRADISON CUSTODIAN TRUST

         This Agreement is made this 16th day of September 1987 between Gradison & Company Incorporated (the "Data Processing Provider"), a Delaware corporation, and Gradison Custodian Trust, an Ohio business trust, with respect to the Gradison Government Income Fund, a series thereof, (the "Fund"), and shall be effective immediately.

         The parties agree as follows:

         1. The Data Processing Provider agrees to provide the Fund with data processing services, together with equipment appropriate to provide such services as set forth in this Agreement.

         2. The Data Processing Provider will:

                  (a) Maintain a data base reflecting all shareholder transactions, including purchases, redemptions, transfers, exchanges, dividends, dividend reinvestments and distributions, and, to the extent that information is input by the Fund, keep such data base current;

                  (b) Provide the Fund with input access to such data base, during normal business hours and at such other times as is required by the Fund;

                  (c) Calculate the amounts to be paid to shareholders who have elected the monthly distribution option or the automatic payment option;

                  (d) Calculate the Fund's net asset value and net asset value per share, in accordance with the Fund's currently effective Prospectus and utilizing information furnished by the Fund respecting current portfolio transactions, expenses and market prices;

                  (e) Maintain information relative to sales in states;

                  (f) Maintain information relative to dealer accounting;

                  (g) Maintain all information and produce all reports required by the Internal Revenue Service as respects individual retirement accounts;

                  (h) Maintain shareholder lists and information required for federal and state tax purposes;

                  (i) Address and tabulate proxies utilized in connection with the annual meeting of shareholders;

                  (j) Provide all personnel required for computer operation in connection with the data processing services rendered in accordance with this Agreement; and

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                  (k) Provide a tape in order to generate microfiche of
                  shareholder statements, daily transactions and daily proof run.

         The Fund will be responsible for providing the personnel required to handle all data input functions and will provide at its own expense forms for monthly statements, confirmations and envelopes.

         3. The Data Processing Provider shall store a duplicate set of shareholder account records and programs in data form in an off-site fire-protected facility each day.

         4. The Data Processing Provider shall perform the duties set forth in this Agreement on each day that the Fund is open for business and otherwise as required under the Investment Company Act of 1941, as amended, (the "1940 Act").

         5. In consideration for the set vices to be performed by the Data Processing Provider pursuant to this Agreement, Pie Data Processing Provider shall be entitled to receive such compensation as may be agreed upon from time to time between the Fund and the Data Processing Provider as set forth in Schedule A hereto. The Data Processing Provider may provide additional data processing services to the Fund that are beyond the scope of this Agreement as agreed upon by the parties.

         6. The services of the Data Processing Provider to the Fund are not to be deemed exclusive, and the Data Processing Provider shall be free to render similar services to other persons so long as the services to be rendered hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Data Processing Provider to engage in any other business or to devote his time and attention in part to any other business.

         7. The Data Processing Provider assumes no responsibility or obligation under this Agreement other than to render in good faith the services provided for herein; provided that nothing herein shall be deemed to protect or purport to protect the Data. Processing Provider against any liability to the Fund or it shareholders to which the Data Processing Provider would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

         8. This Agreement shall continue until for one year from the date of its effectiveness and thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by the Trustees and by a vote of the majority of the Trustees who are not interested persons of the Fund or the Data Processing Provider (as defined under the 1940 Act).

         9. This Agreement may not be amended or modified in any manner except by a written agreement, executed by both parties and authorized by a vote of the Trustees and by a vote of the majority of the Trustees who are not interested persons of the Fund or the Data Processing Provider (as defined in the "1940 Act").

         10. This Agreement may be terminated without penalty on not less than one hundred and fifty (150) days' notice in writing by the Data Processing Provider or upon not less than sixty (60) days' notice in writing by the Fund. Termination by the Fund may be made by a majority of the Trustees who are not interested persons of the Data Processing Provider or the Fund.

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                  11. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

         12. It is understood that the Data Processing Provider is the investment adviser of the Fund and that certain of the Trustees, and all of the officers, of the Fund are interested persons of the investment adviser.

         13. The data processing records of the Fund maintained by the Data Processing Provider pursuant to this Agreement are the property of the Fund and such records shall be delivered to the Fund upon request at any time in such form as specified by the Fund.

         14. Any notice required by or permitted to be given in connection with this Agreement shall be in writing, addressed and delivered in person, or mailed postage prepaid, to the addresses designated by the respective parties for the receipt of such notice. Until further written notice, it is agreed that the addresses of the Data Processing Provider and of the Fund, respectively, shall be:

                  Gradison & Company Incorporated
                  Attention: Donald F. Weston
                  The 580 Building
                  Cincinnati, Ohio 45202

                  Gradison Custodian Trust
                  Attention: David W. Ellis
                  The 580 Building
                  Cincinnati, Ohio 45202

         15. The shareholders, trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder, as more fully provided under the terms of the Declaration of the Trust.

         16. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            GRADISON & COMPANY INCORPORATED

                                            By:/s/Donald E. Weston
                                               Donald E. Weston
                                               Chairman of the Board


                                            GRADISON CUSTODIAN TRUST


                                            By: /s/David W. Ellis
                                               David W. Ellis
                                               President



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                       Schedule A to Data Processing Services

                 Agreement Between Gradison & Company Incorporated

                            and Gradison Custodian Trust



         Effective upon initiation of the Agreement, the monthly fee for services shall be $.6875 per shareholder account based upon the number of non-zero balance shareholder accounts on the transfer agency master file at month--end payable within ten days after the end of each month. In addition the Fund shall pay any applicable sales or use taxes.



                                        Gradison & Company Incorporated


Dated: 9/16/87                          By:/s/Donald E. Weston
       -------                                  Name


                                           Chairman
                                           Title




                                        Gradison Custodian Trust


Dated: 9/16/87                          By:/s/David W. Ellis
       -------                                 Name



                                        ------------------------------
                                        Title




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                          AMENDMENT TO DATA PROCESSING
                     AGREEMENT OF SEPTEMBER 16, 1987 BETWEEN
                         GRADISON CUSTODIAN ("GCT") AND
                  GRADISON & COMPANY INCORPORATED ("GRADISON")




         It is hereby agreed that, as of April 1, 1990, GCT will pay fees to Gradison for laser printing of GCT's statements at a rate equal to the lesser of $.028 per page or Gradison's costs of providing this service, plus applicable sales tax. Gradison's costs of providing the service shall include reasonable amortization of the cost of equipment utilized in providing the service.


                                            GRADISON & COMPANY INCORPORATED


                                            By:
                                               ---------------------------------



                                            GRADISON CUSTODIAN TRUST


                                            By:
                                               ---------------------------------